First Niagara Discloses New Data to Provide Enhanced Transparency
into Use of Capital Purchase Program (CPP) Federal Funds

-- First Niagara makes new quarterly lending data public to increase transparency into uses of the recent $184 million investment by the federal government --

LOCKPORT, N.Y., February 12, 2009 -- First Niagara Financial Group, Inc. (Nasdaq: FNFG) initiated voluntary disclosure of new data to provide enhanced transparency into how the bank holding company is using the $184 million it received as one of the strong and sound financial institutions participating in the Department of the Treasury’s Capital Purchase Program (CPP).

“While First Niagara is not required to make these new disclosures, we are making more extensive quarterly lending data available to the public while the federal government remains an equity investor in the company,” President and CEO John R. Koelmel explained.  “We take our responsibility to be a good corporate citizen very seriously and are very comfortable with providing greater transparency into how we’re leveraging capital and putting it to work.”

First Niagara has lent more than four times as much capital as it received from the federal government through Treasury Department’s $184 million CPP investment during the fourth quarter of 2008.  The bank originated $814.7 million in new loans and lines of credit during the quarter, an increase of $126.0 million, or 18% as compared to the third quarter of 2008.  Following are detailed disclosures of new lending activity, which is in addition to what the company normally reports as part of its regular quarterly and annual reports.

New Loan Originations ($ millions)	Q4 2008	Q3 2008	Full Year 2008	Full Year 2007
Residential mortgages	$43.1	$51.9	$204.9	$258.7
Commercial mortgages	168.8	108.9	610.7	586.3
Consumer/home equity	37.0	43.5	167.0	127.6
Commercial loans and credit line advances	536.1	438.0	1,889.5	1,454.2
Municipal financing	29.7	46.4	129.9	124.4
Total new loan originations	$814.7	$688.7	$3,002.0	$2,551.2

First Niagara intends to make this origination data publicly available on a quarterly basis, for as long as the bank continues to participate in the CPP.

- more -

“We’ve consistently met the borrowing needs of our customers and communities from the outset of the financial crisis, and we intend to continue doing so,” Koelmel explained.  “By adhering to our longstanding underwriting discipline and making lending decisions at the local level, we’re stepping up and filling the void left by the oversized national and international institutions that are unable or unwilling to lend to creditworthy borrowers in the communities where we live, work and do business every day.”

First Niagara’s robust lending activity is highlighted by a loan-to-deposit ratio of 1.09 on Dec. 31, 2008.  While this important measure of lending activity has recently been dropping at many larger banks, First Niagara actually increased its average quarterly loan-to-deposit ratio to 1.06 in 2008, compared to 1.00 in 2007.

“Our commitment to our communities is not limited to providing lending and other services to our customers,” Koelmel added.  “While our regional markets have not been hit as hard in this recession as in some areas of the country, we know that some people are struggling.  We pledge to work cooperatively and compassionately with any borrower facing financial challenges, just as First Niagara has strived to do throughout its 139-year history.”

About First Niagara Financial Group

First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $9.3 billion and deposits of $5.9 billion. First Niagara Bank is a full-service, community-focused bank that provides financial services to individuals, families and businesses through 114 branches and four Regional Market Centers across Upstate New York. For more information, visit www.fnfg.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to the proposed offering of common stock by First Niagara Financial Group, Inc. Forward-looking statements are generally identified by the use of words "believe," "expect," "intend," "anticipate," "estimate," and other similar expressions. These forward-looking statements involve certain risks and uncertainties. You should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, (1) adverse developments in the capital markets in general or in the markets for financial institutions stock in particular; (2) changes in legislation or regulatory requirements affecting financial institutions, including the current debate in Congress as to restructuring the financial services industry; (3) changes in the interest rate environment; and (4) adverse changes in general economic conditions.

Officer Contacts
John R. Koelmel	President and Chief Executive Officer
Michael W. Harrington	Chief Financial Officer
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 625-7528
leslie.garrity@fnfg.com